UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
January 4, 2009
Date of Report (Date of earliest event reported)

KIWA BIO-TECH PRODUCTS GROUP CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-33167	77-0632186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

310 N. Indian Hill Blvd., #702 Claremont, California
(Address of principal executive offices)

91711
(Zip code)

(626) 715-5855
(Registrant’s telephone number, including area code)

None.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure Principal Officer; Appointment of Principal Officers;

On January 4, 2009, Mr. Lianjun Luo, resigned as the Chief Financial Officer of Kiwa Bio-Tech Products Group corporation (the “Company”) and our Board of Directors approved his resignation on the same day. Mr. Luo’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Our Board of Directors appointed Mr. Wei Li, our Chief Executive Officer, to act as the interim Chief Financial Officer immediately following the acceptance of Mr. Luo’s resignation. Mr. Li will not receive additional compensation for his service as the Company’s interim Chief Financial Officer. The Board of Directors also appointed Mr. Xin Ma as Vice President on the same day. Mr. Ma will receive monthly cash compensation of $3,000.

Mr. Li became our Chief Executive Officer and Chairman of the Board of Directors on March 12, 2004. From January 1, 2004 to the time of the merger between Tintic Gold Mining Company and the Company in March 2004 and , Mr. Li was the acting Chief Executive Officer of Kiwa Bio-Tech Products Group Ltd. Mr. Li founded Kiwa Bio-Tech Products Group Ltd. to capitalize on the growth of the ag-biotechnology industry in China. Prior to founding Kiwa Bio-Tech Products Group Ltd., Mr. Li founded China Star, an entity which provides integrated financial services and/or venture investments to growth businesses in China. Mr. Li served as President of China Star from June 1993 to January 2004. In 1989, Mr. Li founded Xinhua International Market Development Co. Ltd., a company which engaged in investing in China’s high tech, pharmaceutical, medical device, media, entertainment and real estate industries. Mr. Li holds a B.S. in Finance from Hunan Finance and Economics University.

Mr. Ma served as the Company’s Associate Chief Financial Officer from January 2006 until his appointment as the Company’s Vice President. Prior to that Mr. Ma served as financial controller of Lang Chao Group. Mr. Ma received his MSc. in Management and MSc. in Finance from University of Leicester, England, in 2005 and 2006 respectively.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2009

By:  /s/ Wei Li
Name: Wei Li
Title: Chairman of Board of Directors and Chief Executive Officer